Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information: Robert Sulentic Chief Financial Officer 310.405.8905	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CB RICHARD ELLIS GROUP, INC. ANNOUNCES PRICING OF

$450 MILLION OF SENIOR SUBORDINATED NOTES

Los Angeles, CA—June 15, 2009—CB Richard Ellis Group, Inc. (NYSE:CBG) today announced the pricing of its offering of $450 million aggregate principal amount of senior subordinated notes due 2017 (the “Notes”). The Notes will have an interest rate of 11.625% per annum and are being issued at a price equal to 96.873% of their face value. The Notes will be issued by the Company’s wholly-owned subsidiary, CB Richard Ellis Services, Inc. and guaranteed by the Company and the subsidiaries that guarantee its senior secured credit facility, on a full and unconditional basis.

The Company estimates that the net proceeds from the offering will be approximately $425 million after deducting discounts and estimated offering expenses. The Company intends to use the net proceeds from the offering for the repayment of some of its outstanding indebtedness under its credit agreement.

The Notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on June 18, 2009, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in CB Richard Ellis Group, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, CB Richard Ellis Group, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If CB Richard Ellis Group, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to CB Richard Ellis Group, Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter period ended March 31, 2009.